UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2011

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902

(Address of principal executive offices) (Zip Code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2011, the Board of Directors of Hardinge Inc. authorized the Company to enter into new Employment Agreements with each of the following executives:  Mr. Richard L. Simons, the Company’s President and Chief Executive Officer, Mr. Edward J. Gaio, the Company’s Vice President and Chief Financial Officer, Mr. James P. Langa, the Company’s Vice President - Engineering, Quality and Strategic Servicing and Mr. Douglas C. Tifft, the Company’s Senior Vice President-Administration (the “Employment Agreements”).  The Employment Agreements terminate and supersede employment agreements previously existing between the Company and each executive.  Each of the Employment Agreements is effective March 7, 2011.  The initial term of employment under each of the Employment Agreements is for one year (approximately nineteen months in the case of Mr. Langa) with automatic one-year extensions unless either party gives 60-day notice prior to the expiration of the then current term.   Upon a change in control of the Company, the term of each Employment Agreement is automatically extended for a period of two years commencing on the date of the change in control.

The Employment Agreements provide a base salary at the annual rate of $375,000 for Mr. Simons, $235,000 for Mr. Gaio, $206,000 for Mr. Langa and $184,000 for Mr. Tifft, subject to annual review by the Company’s Board of Directors, and a bonus in the sole and absolute discretion of the Board of Directors.  Under the Employment Agreements, each of the executives is eligible to participate in all pension and welfare benefit programs generally made available to the Company’s executive employees.

Each of the Employment Agreements provides that if the Company terminates the executive’s employment without cause (as defined in the Employment Agreements) or he resigns for good reason (as defined in the Employment Agreements) prior to a change in control (as defined in the Employment Agreements), then he will be entitled to severance payments equal to his base salary and is entitled to continued participation in all Company welfare plans for a period of the greater of twelve months (eighteen months in the case of Mr. Simons) or the remainder of the applicable employment term, provided he tenders a release to the Company.  Following a change in control, if an executive’s employment is terminated by the Company without cause or by the executive for good reason within twelve months of a change in control, or by the executive for any reason more than twelve months following the change in control, then the executive will be entitled to severance payments equal to 1.5 times (2.0 times in the case of Mr. Simons) the sum of his current annual base salary and his average bonus over the prior three years and is entitled to continued participation in all Company welfare plans for a period of eighteen months (twenty-four months in the case of Mr. Simons).  In the event of termination of the executive’s employment by reason of death, disability, retirement or termination by the Company for cause, he is entitled to his base salary and benefits through the date of termination of employment.

The above-described severance payments to the executives are, pursuant to the Employment Agreements, payable in installments intended to comply with Internal Revenue Code Section 409A and the regulations thereunder.  If an executive is entitled to severance payments due to a termination of employment before or not more than twelve months after a change in control, he will receive six months of his base salary in an immediate lump sum and, in the event of a payment due to a change in control, a lump sum payment equal to 1.5 times (2.0 times for Mr. Simons) of his average bonus over the three prior years.  All other severance payments due to an executive will be paid in installments (if no change in control) or a combination of installments and a lump sum (for a termination more than twelve months after a change in control) beginning six months after termination of employment.

The Employment Agreements also contain covenants protecting the Company’s intellectual property and confidential information and restricting competition with the Company if termination of employment occurs prior to a change in control.

Item 9.01	Financial Statements and Exhibits

10.1	Form of Employment Agreement between Hardinge Inc. and Richard L. Simons.

10.2	Form of Employment Agreement between Hardinge Inc. and Edward J. Gaio.

10.3	Form of Employment Agreement between Hardinge Inc. and James P. Langa.

10.4	Form of Employment Agreement between Hardinge Inc. and Douglas C. Tifft.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: March 11, 2011	By:	/S/ EDWARD J. GAIO
Edward J. Gaio
Vice President and Chief Financial Officer
(Principal Financial Officer)